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                                                                      EXHIBIT 23


                          Independent Auditor's Consent


The Board of Directors and Shareholders
Diametrics Medical, Inc.


We consent to the incorporation by reference in the Registration Statements (Nos. 333-69094, 333-63689, 333-63687, 333-51951, 333-33257, 333-24169,
333-24167, 333-24079 and 33-83572) on Forms S-3 and S-8 of Diametrics Medical, Inc., of our reports dated January 29, 2002, relating to the consolidated balance sheets of Diametrics Medical, Inc. and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2001 and the related schedule, which report appears in the Annual Report on Form 10-K of Diametrics Medical, Inc.


                                       /s/ KPMG LLP

Minneapolis, Minnesota
March 27, 2002